Exhibit 10.1

TIME-BASED CASH AWARD AGREEMENT
UNDER THE LOYALTY VENTURES INC.
2021 OMNIBUS INCENTIVE PLAN

THIS CASH AWARD AGREEMENT (the “Agreement”), made as of [GRANT DATE] (the “Grant Date”) by and between Loyalty Ventures Inc. (the “Company”) and [PARTICIPANT NAME] (the “Participant”) who is an employee of the Company or one of its Affiliates, evidences the grant by the Company of a cash award (the “Award”) to the Participant and the Participant’s acceptance of the Award in accordance with the provisions of the Loyalty Ventures Inc. 2021 Omnibus Incentive Plan (the “Plan”).  The Company and the Participant agree as follows:
1.  Basis for Award.  The Award is made under the Plan pursuant to Section 6(g) thereof.
2.  Award.
(a) The Company hereby awards to the Participant, in the aggregate, [INSERT CASH AMOUNT] (U.S. dollars), which shall be subject to the conditions set forth in the Plan and this Agreement.
(b) By accepting this Award, the Participant acknowledges that the Company does not have an adequate remedy in damages for the breach by the Participant of the conditions and covenants set forth in this Agreement and agrees that the Company is entitled to and may obtain an order or a decree of specific performance against the Participant issued by any court having jurisdiction.
(c) Except as provided in the Plan or this Agreement, prior to vesting as provided in Section 3 of this Agreement, the Award will be forfeited by the Participant and all of the Participant’s rights to cash underlying the Award shall immediately terminate without any payment or consideration by the Company, in the event of a Participant’s termination of employment as provided in Section 4 of this Agreement below.
3.  Vesting.  Subject to Sections 2 and 4 of this Agreement, the Award will vest with respect to [    ]% on [DATE]; provided, that, the Participant is then employed by the Company or an Affiliate.  Notwithstanding the foregoing, subject to the limitations of the Plan, the Committee may accelerate the vesting of all or part of the Award at any time and for any reason.  As soon as practicable after the Award vests and consistent with Section 409A of the Code, payment shall be made in cash. Pursuant to Section 11 of this Agreement, the cash delivered shall be net of the amount of cash withheld for satisfaction of Tax-Related Items (as defined below), if applicable.

4.  Termination of Employment.  Unless otherwise determined by the Committee at time of grant or thereafter or as otherwise provided in the Plan, any unvested portion of any outstanding Award held by a Participant at the time of termination of employment or other service for any reason will be forfeited upon such termination.

5.  Participant.  Whenever the word “Participant” is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the beneficiaries, the executors, the administrators, or the person or persons to whom the Award may be transferred by will or by the laws of descent and distribution, the word “Participant” shall be deemed to include such person or persons.

6.  Adjustments; Change in Control.

(a) In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Stock or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or exchange of Stock or other securities, liquidation, dissolution, or other similar corporate transaction or event, affects the Award such that an adjustment is appropriate, the Committee shall, in such manner as it may deem equitable make an adjustment to the Award. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence) affecting the Company or any Affiliate or the financial statements of the Company or any Affiliate or in response to changes in applicable laws, regulations, or accounting principles.

(b) In connection with a Change in Control, the Committee may, in its sole discretion, accelerate the vesting and/or the lapse of restrictions with respect to the Award.  If the Award is not assumed, substituted for an award of equal value, or otherwise continued after a Change in Control, the Award shall automatically vest prior to the Change in Control at a time designated by the Committee. Timing of any payment of cash under this provision shall be subject to Section 409A of the Code.

(c) All outstanding unvested portions of this Award (if any) shall immediately vest upon a termination of employment by the Company or an Affiliate without Cause, within Twelve months after a Change in Control.

7.  Clawback.  Notwithstanding anything in the Plan or this Agreement to the contrary, in the event that the Participant breaches any non-solicitation, noncompetition or confidentiality agreement entered into with, or while acting on behalf of, the Company or any Affiliate, the Committee may (a) cancel the Award, in whole or in part, whether or not vested, and/or (b) require such Participant or former Participant to repay to the Company any gain realized (with such gain valued as of the date of payment). Notwithstanding anything in the Plan or any Agreement to the contrary, if any of the Company’s financial statements are required to be restated due to errors, omissions, fraud, or misconduct, the Committee may, in its sole discretion but acting in good faith, direct the Company to recover all or a portion of any Award or any past or future compensation from any Participant or former Participant with respect to any fiscal year of the Company for which the financial results are negatively affected by such restatement, including through cancellation of an Award or repayment of any gain realized (with such gain valued as of the date of payment). Such cancellation or repayment obligation shall be effective as of the date specified by the Committee. Any repayment obligation may be satisfied in cash or any other consideration as appropriate and the Committee may provide for an offset to any future payments owed by the Company or any Affiliate to the Participant if necessary to satisfy the repayment obligation; provided, however, that if any such offset is prohibited under applicable law, the Committee shall not permit any offsets and may require immediate repayment by the Participant.

8.  Compliance with Law.  Notwithstanding any of the provisions in this Agreement or in the Plan, the Company will not be obligated to deliver any cash to the Participant hereunder, if the payment of the cash shall constitute a violation by the Participant or the Company of any provisions of any law or regulation of any governmental authority.  Any determination in this connection by the Committee shall be final, binding and conclusive.

9.  No Right to Continued Employment or Service.  Nothing in this Agreement or in the Plan shall be construed as giving Participant, any employee or other person the right to be retained in the employ or service of the Company or any Affiliate, nor shall it interfere in any way with the right of the Company or any Affiliate to terminate Participant’s employment or service, any employee’s employment or other person’s service at any time.  Participant acknowledges and agrees that the continued vesting of the Award granted hereunder is premised upon attainment of the conditions set forth herein and vesting of such Award shall not accelerate upon termination of employment or service for any reason unless specifically provided for herein.

10.  Representations and Warranties of Participant.  The Participant represents and warrants to the Company that:

(a) Agrees to Terms of the Plan.  The Participant has received a copy of the Plan and has read and understands the terms of the Plan and this Agreement, and agrees to be bound by their terms and conditions.  In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Agreement, the Plan shall govern and control.  All capitalized terms not defined herein shall have the meaning ascribed to them as set forth in the Plan.

(b) Cooperation.  The Participant agrees to sign such additional documentation as may reasonably be required from time to time by the Company.

(c) No Advice Regarding Grant.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s receipt of cash.  The Participant should consult with the Participant’s own personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan or this Award.

11.  Responsibility for Taxes.  The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Affiliate that employs the Participant (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer.  The Participant further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant, vesting or delivery of cash related to the Award, (b) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the Award to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result.  Furthermore, if the Participant has become subject to

Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, the Participant will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.  In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their withholding obligations with regard to all Tax-Related Items by: (i) withholding from the cash proceeds acquired pursuant to the Award; (ii) withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer, and/or (iii) requiring a cash payment from the Participant.

The Company may withhold or account for Tax-Related Items by considering applicable statutory withholding rates or other applicable withholding rates, including any maximum rates applicable in the Participant’s jurisdiction(s).  In the event of over-withholding, the Participant may receive a refund of any over-withheld amount or, if not refunded, may be required to seek a refund from the responsible tax authority. In the event of under-withholding, the Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authorities or to the Company and/or the Employer. Finally, the Participant agrees to pay the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Award that cannot be satisfied by the means previously described.  The Company may refuse to make any payment in respect of the Award to the Participant unless and until the Participant has paid or otherwise satisfied in full the amount of all Tax-Related Items related to the Award.
12.     Notice.  Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that, unless and until some other address be so designated, all notices or communications by the Participant to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices or communications by the Company to the Participant may be given to the Participant personally or may be mailed to Participant’s address as recorded in the records of the Company.

13.     Governing Law; Choice of Venue.  This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to its conflict of law principles.

For purposes of litigating any dispute that arises under this Award, the Agreement or the Plan, the parties hereby submit to and consent to the jurisdiction of the State of Texas, agree that such litigation shall be conducted in the courts of Collin County, Texas, or the federal courts for the United States for the Eastern District of Texas, where this grant is made and/or to be performed.

14.     Electronic Transmission and Participation.  The Company reserves the right to deliver any notice or Award by email in accordance with its policy or practice for electronic transmission and any written Award or notice referred to herein or under the Plan may be given in accordance with such electronic transmission policy or practice.  The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or any third party designated by the Company.

15.    Country - Specific Provisions.  The Award shall be subject to any special terms and conditions set forth in the appendix to this Agreement for the Participant’s country (the “Appendix”).  Moreover, if the Participant relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.  The Appendix constitutes part of this Agreement.

16.     Imposition of Other Requirements.  The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, and the Award, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

17.   Severability.  The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

18. Waiver.  The Participant acknowledges that a waiver by the Company of breach of any provision of the Agreement shall not operate or be construed as a waiver of any other provision of the Agreement, or of any subsequent breach by the Participant or any other Participant.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

LOYALTY VENTURES INC.

By: /s/ Cynthia L. Hageman
Cynthia L. Hageman
EVP, General Counsel and Secretary

PARTICIPANT

[PARTICIPANT NAME]

APPENDIX TO THE
TIME-BASED CASH AWARD AGREEMENT
UNDER THE LOYALTY VENTURES INC.
2021 OMNIBUS INCENTIVE PLAN

This Appendix contains additional (or, if so indicated, different) terms and conditions that govern the Award if the Participant is or becomes located outside of the United States of America (the “U.S.”).  All capitalized terms not defined herein shall have the meaning ascribed to them as set forth in the Plan or the main body of this Agreement, as applicable. To the extent there are any inconsistencies between these additional terms and conditions and those set forth in the Agreement, these additional terms and conditions shall prevail.
If Participant is a citizen or resident of a country other than the one in which he or she is currently working, is considered a citizen or resident of another country for local law purposes, or transfers employment or residency to another country after the Award is granted, the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to the Participant.
ALL COUNTRIES
Nature of Grant.  In accepting the Award, the Participant acknowledges, understands and agrees that:
a)	the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended, or terminated by the Company at any time, to the extent permitted by the Plan;
b)
the grant of the Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future awards, or benefits in lieu of awards, even if awards have been granted in the past;

c)	all decisions with respect to future awards, if any, will be at the sole discretion of the Company;
d)	the Participant’s participation in the Plan is voluntary;
e)
the Award and any Stock or cash underlying or acquired pursuant to the Award, and the income and value of same, are not part of normal or expected compensation or salary for any purposes, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

f)	the future value of the Stock underlying the Award is unknown, indeterminable and cannot be predicted with certainty;
g)	unless otherwise agreed with the Company, the Award is not granted as consideration for, or in connection with, the service the Participant may provide as a director of any Affiliate;
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h)
no claim or entitlement to compensation or damages shall arise from forfeiture of any portion of this Award resulting from termination of the Participant’s employment relationship (for any reason whatsoever and regardless of whether later found to be invalid or in breach of applicable laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any);

i)
except as otherwise stated in the country specific provisions below, for purposes of the Award, the Participant’s employment relationship will be considered terminated as of the date the Participant is no longer actively providing services to the Company or any Affiliate (regardless of the reason for such termination and whether or not later found to be invalid or in breach of applicable laws in the jurisdiction where the Participant is employed  or the terms of the Participant’s employment agreement, if any), and unless otherwise expressly provided in this Agreement or determined by the Company, the Participant’s right to vest in the Award, if any, will terminate effective as of such date and will not be extended by any notice period (e.g., the Participant’s period of employment would not include any contractual notice period or any period of “garden leave” or similar period mandated under the applicable laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any); the Committee shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of the Award (including whether the Participant may still be considered to be providing services while on a leave of absence);

j)
unless otherwise provided in the Plan or by the Company in its discretion, the Award and the benefits under the Plan evidenced by this Agreement do not create any entitlement to have this Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Stock or this Award; and

k)
neither the Company, the Employer nor any other Affiliate shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the U.S. dollar that may affect the value of the Award or of any amounts due to the Participant pursuant to the  Award or the subsequent sale of any shares of Stock acquired under the Plan.

Data Privacy Information and Consent.
a)
Data Collection and Usage.  The Company and the Employer may collect, process and use certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the purposes of implementing, administering and managing the Plan.  The legal basis, where required, for the processing of Data is the Participant’s consent.

b)	Incentive Plan Administration Service Providers. The Company transfers Data to Fidelity Brokerage Services LLC and its affiliated companies (“Fidelity”), an
Appendix - 2

independent service provider based in the United States, which is assisting the Company with the implementation, administration and management of the Plan.  In the future, the Company may select a different service provider and share Data with such other provider serving in a similar manner. The Participant acknowledges and understands that Fidelity will open an account for the Participant to receive this Award and to receive and trade shares of Stock, if any, acquired under the Plan. The Participant may be asked to agree on separate terms and data processing practices with the service provider, with such agreement being a condition to the Participant’s ability to participate in the Plan.
c)
International Data Transfers. The Company and its service providers are based in the United States. Participant’s country or jurisdiction may have different data privacy laws and protections than the United States.  In the absence of appropriate safeguards, such as standard data protection clauses, the processing of the Participant’s Data in the United States or, as the case may be, other countries might not be subject to substantive data processing principles or supervision by data protection authorities.  In addition, the Participant might not have enforceable rights regarding the processing of the Participant’s Data in such countries. The Company’s legal basis, where required, for the transfer of Data is Participant’s consent.

d)
Data Retention. The Company will hold and use the Data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax and security laws.

e)
Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and the Participant is providing the consents herein on a purely voluntary basis.  If the Participant does not consent, or if the Participant later seeks to revoke the Participant’s consent, the Participant’s salary from or employment and career with the Employer will not be affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant this Award or other awards to the Participant or administer or maintain such awards.

f)
Data Subject Rights. The Participant may have a number of rights under data privacy laws in the Participant’s jurisdiction.  Depending on where the Participant is located, such rights may include the right to (i) request access or copies of Data the Company processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in the Participant’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, Participant may contact his or her local human resources representative.

By accepting the Award and indicating consent via the Company’s online acceptance procedure, the Participant is declaring that he or she agrees with the data processing practices described herein and consents to the collection, processing and use of Data by the Company and the transfer of Data to the recipients mentioned above, including recipients located in countries
Appendix - 3

which do not adduce an adequate level of protection from a European (or other non-U.S.) data protection law perspective, for the purposes described above.
Language.  The Participant acknowledges and represents that he or she is proficient in the English language or has consulted with an advisor who is sufficiently proficient in English, as to allow the Participant to understand the terms of the Agreement and any other document related to this Award and/or the Plan. If the Participant has received the Agreement, or any other document related to this Award and/or the Plan translated into a language other than English and the meaning of the translated version is different than the English version, the English version will control.
Insider Trading Restrictions/Market Abuse Laws.  The Participant acknowledges that the Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions including, but not limited to, the United States and Participant’s country of residence, which may affect the Participant’s ability to accept, acquire, sell or otherwise dispose of Stock, rights to Stock (e.g., Restricted Stock Units) or rights linked to the value of Stock during such times the Participant is considered to have “inside information” regarding the Company as defined in the laws or regulations in the applicable jurisdictions.  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant acknowledges that it is his or her responsibility to comply with any restrictions and the Participant should consult his or her personal legal advisor on this matter.
Foreign Asset / Account and Exchange Control Reporting Obligations.  The Participant may be subject to certain foreign asset and/or account reporting requirements and/or exchange control restrictions, reporting requirements or repatriation obligations related to the Award and participation in the Plan.  Such requirements and restrictions may be triggered by the grant of the Award, the opening of a brokerage account in connection with the Plan, the acquisition of shares of Stock or dividends paid on the Stock or cash proceeds from the sale of the shares of Stock, or other activities or transactions related to the Plan.  The Participant acknowledges that it is his or her responsibility to be compliant with any applicable requirements, and the Participant should consult his or her personal tax or legal advisor with any questions about such requirements.
AUSTRALIA
Tax Information.  The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to the conditions in that Act).
Securities Law Information.  Any information given by or on behalf of the Company is general information only.  The Participant should obtain financial product advice from an independent person who is licensed by the Australian Securities and Investments Commission (“ASIC”) to give advice about participating in the Plan.
The grant of Restricted Stock Units under the terms of the Plan and the Agreement does not require disclosure under the Corporations Act 2001 (Cth) (the “Corporations Act”). No document provided to the Participant in connection with participation in the Plan (including this Agreement):
•	is a prospectus, product disclosure statement or other disclosure document for purposes of the Corporations Act; or
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•	has been filed or reviewed by a regulator in Australia (including ASIC).
The Participant should not rely on any oral statements made in connection with his or her participation in the Plan.  The Participant should rely only upon the statements contained in this Agreement when considering whether to participate in the Plan.
In the event that shares of Stock are issued to the Participant under the Plan, the value of any shares of Stock will be affected by the Australian / U.S. dollar exchange rate, in addition to fluctuations in value caused by the fortunes of the Company.
If the Participant offers any shares of Stock for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law.  The Participant should consult with his or her personal legal advisor prior to making any such offer to ensure compliance with the applicable requirements.
BELGIUM
No country-specific provisions apply.
BRAZIL
Compliance with Law.  In accepting the Award, the Participant acknowledges that he or she agrees to comply with applicable Brazilian laws and to pay any and all applicable taxes associated with the vesting and settlement of the Award, the sale of any Stock acquired under the Plan and the receipt of any dividends.
Nature of Grant.  The following provision supplements the “Nature of Grant” provision of the Appendix:
In accepting the Award, the Participant understands and agrees that (i) he or she is making an investment decision, and (ii) the value of the underlying Stock, if any, is not fixed and may increase or decrease over the vesting period without compensation to the Participant.
CANADA
Termination of Employment.  The following provision replaces Section 4 of the Agreement:
Unless otherwise determined by the Committee at time of grant or thereafter or as otherwise provided in the Plan, any unvested portion of any outstanding Award held by a Participant at the time of termination of employment will not vest, and will be forfeited, upon such termination, except to the extent provided under the Canada specific “Nature of Grant” provision of the Appendix below.
Nature of Grant.  The following provision replaces subsection (i) of the “Nature of Grant” provision of the Appendix:
For purposes of the Award and the Participant’s right (if any) to earn, seek damages in lieu of, or otherwise be paid any portion of the Award, whether in cash or in Stock (and any related Dividend Equivalents), pursuant to this Agreement, the Participant’s employment relationship will be considered terminated as of the date that is the earlier of (i) the date the Participant’s employment
Appendix - 5

with the Employer is terminated, whether by the Participant, by the Employer, or by way of contractual frustration, or (ii) the date the Participant receives notice of termination (either written or otherwise), regardless of any period during which notice, pay in lieu of notice or related payments or damages are provided or required to be provided under local law. For greater certainty, Participant will not earn or be entitled to any pro-rated vesting for that portion of time before the date on which Participant’s right to vest terminates, nor will Participant be entitled to any compensation for lost vesting. Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued vesting during a statutory notice period, Participant’s right to vest in the Award, whether in cash or in Stock (and any related Dividend Equivalents), if any, will terminate effective upon the expiration of Participant’s minimum statutory notice period, and Participant will not earn or be entitled to pro-rated vesting if the vesting date falls after the end of Participant’s statutory notice period, nor will Participant be entitled to any compensation for lost vesting.
The following provisions apply for Participants resident in Quebec:
Language Consent. The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Consentement Relatif à la Langue Utilisée.  Les parties reconnaissent avoir expressement souhaité que la convention [“Agreement”], ainsi que tous les documents, avis et procédures judiciaries, éxecutés, donnés ou intentés en vertu de, ou liés, directement ou indirectement à la présente convention, soient rédigés en langue anglaise.
Data Privacy.  The following provision supplements the “Data Privacy” provision of the Appendix:
To the extent necessary for the purposes of administering the Plan, the Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan.  The Participant further authorizes the Company, any Affiliate and the administrator of the Plan to disclose and discuss the Plan with their advisors.  The Participant further authorizes the Company and any Affiliate to record such information and to keep such information in the Participant’s employee file.
Securities Law Information.  The Participant acknowledges that he or she is permitted to sell the Stock acquired under the Plan through the designated broker appointed by the Company, provided the sale of the Stock takes place outside of Canada through facilities of a stock exchange on which the shares of Stock are listed (i.e., at the time of this Award, the Nasdaq Stock Market).
FRANCE
Award Not Tax-Qualified. The Participant understands that the Award is not intended to be French tax-qualified.
Language Consent.  By accepting the Agreement, the Participant confirms having read and understood the documents relating to this grant (the Plan and the Agreement), which were provided in English language.  The Participant accepts the terms of those documents accordingly.
Appendix - 6

Consentement Relatif à la Langue Utilisée.  En acceptant le Contrat, la Participant confirme avoir lu et compris les documents relatifs à cette attribution (le Plan et le Contrat) qui ont été communiqués en langue anglaise.  La Participant accepte les termes de ces documents en connaissance de cause.
GERMANY
No country-specific provisions apply.
HONG KONG
Representations and Warranties of Participant.  The following provision supplements Section 10 of the main body of the Agreement:
Any shares of Stock received at vesting are accepted by the Participant as a personal investment.  In the event that an Award vests, in whole or in part, and shares of Stock are issued to the Participant (or the Participant’s heirs) within six months of the date of grant, the Participant (or the Participant’s heirs) agrees that the shares of Stock will not be offered to the public or otherwise disposed of prior to the six-month anniversary of the date of grant.
Securities Law Information.  WARNING: The contents of this Agreement have not been reviewed by any regulatory authority in Hong Kong.  The Participant is advised to exercise caution in relation to the offer.  If the Participant is in any doubt about any of the contents of this Agreement, Participant should obtain independent professional advice.  Neither the grant of the Award nor the issuance of Stock upon vesting of the Award constitutes a public offering of securities under Hong Kong law; the Award and the shares of Stock are available only to employees of the Company and its Affiliates.  The Agreement, including this Appendix, the Plan and other incidental communication materials distributed in connection with the Award (i) have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, and (ii) are intended only for the personal use of each eligible employee of the Company and its Affiliates and may not be distributed to any other person.
ITALY
Plan Document Acknowledgement.  By accepting the Award, the Participant acknowledges that the Participant has received a copy of the Plan and the Agreement and has reviewed the Plan and the Agreement, including the Appendix, in their entirety and fully understands and accepts all provisions of the Plan and the Agreement, including the Appendix. The Participant further acknowledges that the Participant has read and specifically and expressly approves the following sections of the Agreement: Section 2: Award; Section 3: Vesting; Section 4: Termination of Employment; Section 7: Clawback; Section 10: Representations and Warranties of Participant; Section 11: Responsibility for Taxes; Section 12: Notice; Section 13: Governing Law and Choice of Venue; Section 14: Electronic Transmission and Participation; Section 15: Country-Specific Provisions; and Section 16: Imposition of Other Requirements.
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JAPAN
No country-specific provisions apply.
LUXEMBOURG
No country-specific provisions apply.
NETHERLANDS
No country-specific provisions apply.
POLAND
No country-specific provisions apply.
SOUTH KOREA
No country-specific provisions apply.
SPAIN
Nature of Grant.  This provision supplements the “Nature of Grant” provision of the Appendix:
In accepting the Award, the Participant consents to participation in the Plan and acknowledges that Participant has received a copy of the Plan.
The Participant understands and agrees that, as a condition of the grant of the Award, if the Participant’s employment terminates, unless otherwise provided in the Agreement or by the Company, any unvested portion of the Award shall be forfeited without entitlement to the underlying cash or Stock, if any, or to any amount as indemnification in the event of a termination, including, but not limited to: resignation, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause, individual or collective layoff on objective grounds, whether adjudged to be with cause or adjudged or recognized to be without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer, and under Article 10.3 of Royal Decree 1382/1985.
The Participant understands that the Company has unilaterally, gratuitously and in its sole discretion decided to grant the Award to individuals who may be employees of the Company or an Affiliate.  The decision is limited and entered into based upon the express assumption and condition that any Award will not economically or otherwise bind the Company or any Affiliate, including the Employer, on an ongoing basis, other than as expressly set forth in the Agreement.  Consequently, the Participant understands that the Award is granted on the assumption and condition that the Award shall not become part of any employment or service agreement (whether with the Company or any Affiliate, including the Employer) and shall not be considered a mandatory benefit, salary for any purpose (including severance compensation) or any other right whatsoever.  Furthermore, the Participant understands and freely accepts that there is no guarantee that any benefit whatsoever shall arise from the grant of the Award, which is gratuitous and discretionary, since the future value of the Award and the underlying Stock, if any, is unknown
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and unpredictable.  The Participant also understands that the grant of the Award would not be made but for the assumptions and conditions set forth hereinabove; thus, the Participant understands, acknowledges and freely accepts that, should any or all of the assumptions be mistaken or any of the conditions not be met for any reason, the grant of the Award and any right to the underlying shares of Stock, if any, shall be null and void.
Securities Law Information. No “offer of securities to the public”, as defined under Spanish law, has taken place or will take place in the Spanish territory with respect to the Award.  No public offering prospectus has been nor will be registered with the Comisión Nacional del Mercado de Valores (Spanish Securities Exchange Commission) (“CNMV”).  Neither the Plan nor the Agreement constitute a public offering prospectus and they have not been, nor will they be, registered with the CNMV.
UNITED KINGDOM
Responsibility for Taxes. The following supplements Section 11 of the main body of the Agreement:
Without limitation to Section 11 of the main body of the Agreement, the Participant agrees that the Participant is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company or the Employer or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority).  The Participant also agrees to indemnify and keep indemnified the Company and the Employer against any Tax–Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Participant’s behalf.
Notwithstanding the foregoing, if the Participant is an executive officer or director (as within the meaning of Section 13(k) of the Securities and Exchange Act of 1934, as amended, the terms of the immediately foregoing provision will not apply.  In the event that the Participant is such an executive officer or director and the income tax is not collected from or paid by the Participant within ninety (90) days of the end of the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected income tax may constitute a benefit to the Participant on which additional income tax and national insurance contributions may be payable.  The Participant acknowledges that he or she will be responsible for reporting and paying any income tax due on this additional benefit directly to the HMRC under the self-assessment regime and for paying the Company or the Employer, as applicable, for the value of any employee national insurance contributions due on this additional benefit.
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